FOR IMMEDIATE RELEASE	CONTACT: Charles J. Nugent
717-291-2473

Fulton Financial Anticipates First-Quarter Charge
from Mortgage Operations

(Lancaster, PA) – March 26 -- Fulton Financial Corporation (“Fulton”) expects to recognize a pre-tax charge against earnings of $5.5 million during the quarter ending March 31, 2007 related to losses that may be incurred by Fulton due to the repurchase of residential mortgage loans and home equity loans that had been originated and sold in the secondary market by Resource Bank (“Resource”), a wholly-owned subsidiary of Fulton.

 In addition, Fulton reported that it will recognize interest income of approximately $3.4 million before tax and a recovery of $400,000 to the allowance for loan losses during the quarter as the result of the resolution of a charged-off commercial mortgage by another of its subsidiaries, Fulton Bank.  The net effect of these items is expected to reduce Fulton’s first quarter 2007 earnings by approximately $.01 per share.

“Two hallmarks of Fulton Financial Corporation’s consistent financial performance over the years have been our strong asset quality and our effective risk management programs,” said R. Scott Smith, Jr., chairman, CEO and president of Fulton.  “While we manage the company to keep losses to a minimum, making loans, including residential mortgage loans, involves a degree of risk that from time to time will result in losses.  As a $15 billion full service financial institution with banks in five states, the overall net financial impact of our announcement today is very manageable.”

Resource originates a variety of residential loan products to meet consumer demand.  These loans are sold into the secondary market supported by standard representations and warranties regarding the origination of the loans, as well as a standard agreement to repurchase the loans under specified circumstances. Generally, the most likely circumstance that could result in a loan repurchase is when the borrower under the loan fails to make timely payment during the first three months after the sale of the loan, commonly referred to as an Early Payment Default or EPD.

In recent months, Resource has experienced an increase in the rate of EPD and corresponding requests to repurchase such loans, primarily related to one specific product sold to one investor.  This product, referred to as the 80/20 Program, involves financing of up to 80% of the lesser of the purchase price or appraised value for a first lien mortgage loan and up to an additional 20% of the lesser of the purchase price or appraised value for a second lien home equity loan.  Investor underwriting requirements for the 80/20 Program do not require independent verification of the borrower’s income.  To be eligible for loans under the 80/20 Program, borrowers are generally required to have a credit score of 620 or greater.

The following table contains information concerning Resource’s residential mortgage loan originations during 2006 and the first two months of 2007.  Resource ceased issuing commitments for loans under the 80/20 Program in February 2007.  Resource has issued commitments for loans under the 80/20 Program, which had not closed as of February 28, 2007, of approximately $2 million.  Resource has commitments from a secondary market investor to purchase these loans.

Resource Bank

	2006	2007(1)
Total residential mortgage loans originated for sale	$1,400 million	$194 million
Residential mortgage loans originated for sale under the 80/20 Program	$247 million	$22 million
Pre-tax income recognized on residential mortgage loans sold under the 80/20 Program	$771,000	$77,000
Repurchase requests related to residential mortgage loans originated for sale during the period and which remain unresolved through repurchase, cure or otherwise(2)	$22 million(3)	$0
Estimated portion of the 80/20 Program originations held for sale or sold but still subject to potential repurchase for EPD as of February 28, 2007(4)	$72 million	$22 million

(1)       Through February 28, 2007.

(2)       As of February 28, 2007.   As of that date, Resource also has unresolved repurchase requests related to loans originated prior to 2006 of approximately $6 million.

(3)       The average credit score on 2006 originations for which Resource has received repurchase requests and which remain unresolved was 653.  Approximately 80% of all repurchase requests received between January 1, 2006 and February 28, 2007 are due to EPD under the 80/20 Program.

(4)       Excludes loans for which repurchase requests have already been received.

Of the total unresolved repurchase requests, approximately 47% are secured by properties located in Virginia, 30% in Maryland, 5% in Florida, and the remainder in twelve other states and the District of Columbia, none of which constitute more than 5% of the total.

The $5.5 million pre-tax charge expected for the first quarter of 2007 represents Fulton’s best estimate of anticipated losses based on current information.  However, EPDs and related repurchase requests may continue and additional charges may be incurred in the future.

Fulton’s other subsidiary banks also originate and sell residential mortgage loans in the secondary market.  Fulton’s other subsidiary banks have not experienced any unusual increases in repurchase requests as a result of EPD or otherwise.  Other than the loans originated under the 80/20 Program, Resource has not experienced any unusual increases in repurchase requests as a result of EPD or otherwise.  In addition, Fulton has not experienced any material change in trends with respect to the asset quality of its mortgage loan portfolio that is held for investment.

Fulton plans to announce its first quarter earnings on April 17, 2007 after the market closes, and it will webcast its first quarter conference call on Wednesday, April 18 at 10 a.m. Eastern Time.  R. Scott Smith, Jr., chairman, CEO and president, will host the call, and he will be joined by Charles J. Nugent, senior executive vice president and CFO.  The live webcast of this conference call with the analysts who cover Fulton can be heard by going to Fulton's website, www.fult.com, selecting the Investor Information tab and clicking on the link to the webcast.  The webcast will be archived on the company's website for 30 days following the call.

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2007